Exhibit 107
Calculation of Registration Fee

FORM S-8
(Form Type)

LCI INDUSTRIES
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	992,898 (2)	101.50(3)	$100,779,147	$0.0001381	$13,917.60
Total Offering Amounts			992,898		$100,779,147		$13,917.60
Total Fee Offsets							—
Net Fee Due							$13,917.60

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the LCI Industries Amended 2018 Omnibus Incentive Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction pursuant to the anti-dilution provisions of the 2018 Plan.
(2)Represents an additional 992,898 shares of the Registrant’s Common Stock that are authorized for issuance under the 2018 Plan.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act, based on the average of the high and low sale prices of the Common Stock, as reported on the New York Stock Exchange on July 31, 2026.